Exhibit (d)(1)(iii)
CSK AUTO, INC.
3 3/8% Senior Exchangeable Notes due 2025

SECOND SUPPLEMENTAL INDENTURE
Dated as of _________, 2006
with respect to the
INDENTURE
Dated as of July 29, 2005

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

SECOND SUPPLEMENTAL INDENTURE
     SECOND SUPPLEMENTAL INDENTURE dated as of ___, 2006 (this “Supplemental Indenture”) among CSK Auto, Inc., an Arizona corporation (the “Company”), CSK Auto Corporation, a Delaware corporation and the parent of the Company (the “Issuer”), CSKAUTO.COM, Inc. (the “Subsidiary Guarantor”), and The Bank of New York Trust Company, N.A., a national banking association, as trustee under the indenture referred to below (the “Trustee”).
WITNESSETH
     A. WHEREAS, the Company, the Issuer and the existing Subsidiary Guarantor have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of July 29, 2005, providing for the issuance of the Company’s 3 3/8% Senior Exchangeable Notes due 2025 (the “Notes”), initially in the aggregate principal amount of up to $125,000,000.
     B. WHEREAS, pursuant to and in accordance with Section 10.02 of the Indenture, the Company has obtained, on the date hereof, the consent of the holders of the Notes representing not less than a majority in aggregate Principal Amount of the outstanding Notes to the amendments to the Indenture set forth in this Supplemental Indenture.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually covenanted and agreed for the equal and ratable benefit of the holders of the Notes as follows:
     SECTION 1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and hereby and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
     SECTION 2. Amendments to Indenture. At such time as the Company delivers written notice to the Trustee and The Altman Group, Inc., the Depositary for the Notes for purposes of a tender offer and consent solicitation for the Notes, that Notes representing at least a majority in aggregate Principal Amount of outstanding Notes not owned by the Company or its Affiliates tendered (and not validly withdrawn) have been accepted for purchase pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement dated June 19, 2006:
(a) Section 4.06 of the Indenture shall be amended by deleting the text of such Section in its entirety and replacing it with “[Intentionally Omitted], ”and all references made thereto throughout the Indenture and the Notes shall be deleted in their entirety.

(b)   Section 5.04 of the Indenture shall be amended by deleting the text of such Section in its entirety and replacing it with the following text:
     Section 5.04. Reports by Company. The Company shall, except as otherwise provided in this Section 5.04, file with the Trustee (and the Commission at any time after the Indenture becomes qualified under the Trust Indenture Act), and transmit to holders of Notes, such information, documents and other reports and such summaries thereof, to the extent required pursuant to the Trust Indenture Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall, unless such information, documents or reports are available on the Commission’s EDGAR filing system (or any successor thereto) be filed with the Trustee within fifteen calendar days after the same is so required to be filed with the Commission. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). Notwithstanding any other provision of this Section 5.04 or this Indenture, the documents and reports referred to in this Section 5.04 that the Company would have been required to file with the Commission or the Trustee at any time before the due date for the Issuer’s Annual Report on Form 10-K for its fiscal year ended February 4, 2007 (but for this sentence) will not be required to be filed by the Company until such time.
(c)     Subclauses (e), (f), (g), (h), and (i) of Section 6.01 of the Indenture shall be deleted in their entirety and replaced with “[Intentionally Omitted],” and all references made thereto throughout the Indenture and the Notes shall be deleted in their entirety.
     SECTION 3. Waiver of Defaults and Events of Default. Any existing or past default, Default or Event of Default arising under the Indenture as a result of a failure to comply with Sections 4.06 (as it existed prior to its amendment pursuant to this Supplemental Indenture) and 5.04 of the Indenture or any acceleration of any Indebtedness in connection therewith is hereby waived.
     SECTION 4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
     SECTION 5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
     SECTION 7. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
     SECTION 8. Effect of Headings. The titles and headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
     SECTION 9. Effectiveness. This Supplemental Indenture shall become effective upon execution by the Company, the Issuer, the Subsidiary Guarantor, and the Trustee.
[signature page follows]

     IN WITNESS WHEREOF, each of the parties hereto have caused this Supplemental Indenture to be duly executed on its behalf by its duly authorized officer as of the day and year first above written.

CSK AUTO, INC.
By:
Name:	Randi Val Morrison
Title:	Vice President, General Counsel and Secretary

CSK AUTO CORPORATION
By:
Name:	Randi Val Morrison
Title:	Vice President, General Counsel and Secretary

CSKAUTO.COM, INC.
By:
Name:	Randi Val Morrison
Title:	Vice President, General Counsel and Secretary

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
By:
Name:
Title: